March 5, 2013

Mr. Tim Casey

Dear Tim:

Congratulations! This letter will confirm our offer to you for the position of Brand President of Qdoba Mexican Grill, a subsidiary of Jack in the Box Inc. (the “Company”). You will be designated as an officer, subject to Board approval, and employee of Jack in the Box Inc. As discussed, your effective start date will be Monday, March 25, 2013. As a matter of routine practice, our offer is contingent upon completion of a successful background investigation. Below please find the specifics of our offer regarding compensation, benefits and terms of employment.

Base Salary
You will receive a bi-weekly salary of $15,384.62, which is equivalent to an annual salary of $400,000.

Annual Incentive
As part of your compensation, you will be eligible to participate in the Executive Performance Incentive Plan for Executive Management, based on fiscal year performance. For fiscal 2013, which began on October 1, 2012, you will be eligible to receive a prorated incentive payment, if any. The annual incentive provides a targeted payout potential of 65% of base salary, and a maximum of 130% of base salary. The actual incentive payout level achieved, if any, will be a function of financial and strategic targets achieved by Qdoba Mexican Grill as a whole.

Stock Awards
Subject to Board approval, you will be eligible to receive a long-term incentive grant with a targeted grant guideline value of $450,000. The grant consists of 50% in stock options, 30% in performance share units, and 20% in restricted stock units, with shares subject to a holding requirement until termination of service (100% of after-tax net shares if your stock ownership guideline is not met, or 50% of after-tax net shares if you have met your stock ownership guideline). Your stock ownership guideline is 1x your base salary. All grants are awarded pursuant to the 2004 Stock Incentive Plan and grant agreement and you can discuss further details with the Compensation & Benefits department.

Your rights under the Annual Performance Incentive Plan and the 2004 Stock Incentive Plan are subject to the specific terms of the Plan and grant agreement, and your entitlement to rights under the Plans may be limited.

Allowances
You will receive an annual executive perquisite allowance of $45,700, which is paid on a bi-weekly basis and is intended to defray expenses for financial planning, and the use of your personal automobile or cell phone for business purposes.

Deferred Compensation Program:
As a highly compensated employee, you are eligible to participate in the Executive Deferred Compensation Plan (EDCP) which is a non-qualified, pre-tax deferred compensation plan. Participants may contribute up to 50% of base salary and 85% of annual incentive in whole percentages. The Company matches 100% of the first 3% of deferred salary and 3% of deferred annual incentive.

Additionally, you are eligible to receive an additional contribution of 4% of base salary and annual incentive each year to your EDCP account for up to 10 years.

The Plan is non-qualified and could be at risk if Jack in the Box were to declare bankruptcy or become involved in certain changes in control.

Benefits:
You will be eligible to participate in the Jack in the Box health and welfare plans effective the first of the month following one month of service.  Enclosed is an enrollment guide that provides a summary of the benefit plans that are available to you, along with their bi-weekly costs. All Jack in the Box benefit plans are subject to change and the benefits described in this offer letter and the plans are not guaranteed in any way. To the extent the terms of any plan differ from what is in this letter, the terms of the plan will determine the right and the amount of any benefits.

If you participate in the Jack in the Box health plan, you will receive an enhanced level of employer-paid term life insurance with a total value of $770,000.

Tim, Jack in the Box requires, as a condition of employment, that new employees agree to keep certain business information confidential and also to submit most employment disputes to binding arbitration. As part of your orientation, you will be required to sign our Confidentiality and Non-Compete Agreement and our Dispute Resolution Agreement, which are enclosed.

You should also know that it is Jack in the Box's policy that the employment relationship is one of “at will.” This simply means that either party - you or the Company - may terminate the employment relationship at any time, with or without cause. The only exception is if the Chairman and CEO of the Company agree in writing that you may only be terminated for cause.

Your signature below will be your acknowledgement that you have read, understood and agree to the above information, including that you are an “at will” employee. Please sign one copy of this letter and return it to me in the enclosed envelope at your earliest convenience. I have included a second copy of the letter for your records. We look forward to welcoming you to the Jack in the Box and Qdoba teams. Again, congratulations!

Sincerely,

/S/ LINDA A. LANG
Linda Lang
Chairman and CEO

/S/ TIMOTHY P. CASEY            3/7/13
Tim Casey                    Date